Exhibit 99.1

MBIA Prices $350 Million of 30-Year Senior Notes

    ARMONK, N.Y.--(BUSINESS WIRE)--Nov. 17, 2004--MBIA Inc. (NYSE:MBI) announced the pricing of a public offering of $350 million aggregate principal amount of senior notes due 2034. The issue carries a fixed coupon of 5.70 percent and the offering price to the public is 99.585 percent of the principal amount. The sale of the notes is expected to close on November 24, 2004.
    Proceeds of the debt offering will be used to redeem the outstanding $50 million aggregate principal amount of MBIA's 6.95 percent notes due 2038 (NYSE:MBD) and for general corporate purposes. It is also anticipated that proceeds will be used to redeem the outstanding $100 million aggregate principal amount of MBIA's 8.00 percent notes due 2040 (NYSE:MBE) in December 2005.
    Today, MBIA notified J. P. Morgan Trust Company, N.A., as successor trustee, that it has elected to redeem all of the outstanding 6.95 percent notes on or about December 21, 2004, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest thereon to the date of redemption.
    J. P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as joint book-running managers for the offering. The issue is expected to be rated Aa2 by Moody's Investors Service, AA by Standard & Poor's Ratings Services and AA by Fitch Ratings.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Elizabeth James, 914-765-3889